Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2019 RESULTS

Company release: July 26, 2019

Quarter Two 2019 Highlights:

•	Net income totaled $3.3 million for the quarter ended June 30, 2019, or $0.27 per diluted common share, up from $2.2 million, or $0.24 per diluted common share, for the quarter ended June 30, 2018.
•	Total assets were $1.0 billion at June 30, 2019, up 8.3% from $952.1 million at December 31, 2018.
•	Total loans receivable grew at an annualized rate of 20.2% for the six months ended June 30, 2019 and increased 10.1% from December 31, 2018.
•	Total core deposits grew at an annualized rate of 16.9% for the six months ended June 30, 2019 and increased 8.4% since December 31, 2018.

Everett, WA – Coastal Financial Corporation (NASDAQ: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended June 30, 2019.  Net income for the second quarter of 2019 was $3.3 million, or $0.27 per diluted common share, compared with net income of $2.8 million, or $0.23 per diluted common share, for the first quarter of 2019.

The Company had net income of $6.1 million for the six months ended June 30, 2019, or $0.50 per diluted common share, compared to $4.0 million, or $0.44 per diluted common share for the six months ended June 30, 2018.

Eric Sprink, President and CEO, commented, “We got off to a solid start in first quarter and in the second quarter we backed that up with earnings of $3.3 million, loan growth of $54.4 million, and core deposit growth of $38.1 million.  Overall, I am pleased with the strong organic loan and core deposit growth plus the solid earnings from our community bank.”

The Company’s first and second quarter 2019 results were impacted by a temporary, atypically large balance held in a deposit account by a wholesale banking services client, which is not expected to occur again.  These deposits come through a wholesale banking relationship and not from the end customer so they are classified as brokered deposits in accordance with regulatory guidance.  Throughout the remainder of this earnings release, these deposits are referred to as wholesale-brokered deposits.

The large amount of wholesale-brokered deposits, which were primarily held during the quarter ended March 31, 2019 and through April 9, 2019, most significantly affected the following balance sheet items: cash and cash equivalents, total assets, deposits, and total liabilities.  Cost of deposits, cost of funds, net interest margin, and net income were the most significantly impacted income statement items due to the temporary increase in wholesale-brokered deposits.  Although the bulk of the atypical wholesale-brokered deposits were transferred out on April 9, 2019, the impact of these atypical balances will continue to be seen in the year to date results of the Company for the remainder of 2019.

The Bank’s definition of core deposits excludes all brokered and time deposits.  The Bank remains focused on growing core deposits through its branches and lending relationships with customers.

Results of Operations

Net interest income was $10.2 million for the quarter ended June 30, 2019, an increase of 4.3% from $9.8 million for the quarter ended March 31, 2019 and an increase of 22.7% from $8.3 million from the quarter ended June 30, 2018.   The increase compared to prior quarter is related to increased interest income resulting from our strong loan growth and higher loan balances and a decrease in interest expense on interest bearing accounts which is a result of the wholesale-brokered deposits normalizing early in the second quarter. The increase from the prior year’s second quarter is a result of higher yielding and increased interest earning asset balances.

Net interest income for the six months ended June 30, 2019 totaled $20.0 million, an increase of 24.1% compared to $16.1 million for the same period last year. The $3.9 million increase in net interest income over the same period last year was primarily related to growth in higher yielding loan balances. During the six months ended June 30, 2019, the average balance of total loans receivable increased by $125.8 million, compared to the same period last year. Increased interest income was partially offset by increased deposit costs from the growth in the balance of our interest bearing deposits of $96.7 million and an increase in the cost of deposits of 29 basis points, compared to the same period last year. Without the impact of holding the temporary wholesale-brokered deposits, the cost of deposits would have been 57 basis points for the six months ended June 30, 2019, an increase of 19 basis points over the six-month period ended June 30, 2018.

Net interest margin for the quarter ended June 30, 2019 increased 11 basis points to 4.24% as compared to 4.13% for the quarter ended March 31, 2019 and 4.26% for the quarter ended June 30, 2018. The increase over the prior quarter was due to growth in interest earning assets.  Interest earning deposits decreased as a result of the atypical wholesale-brokered deposits being transferred out in April 2019, however higher yielding loans receivable increased during the second quarter.  The decrease in net interest margin compared to the prior year is primarily a result of increased deposit costs.

Net interest margin for the six months ended June 30, 2019 was 4.19% and equaled the comparable period last year. Higher loans receivable and increased average loan yields in the period ended June 30, 2019 were offset by an increase in deposit costs, therefore the net interest margin was unchanged from the six months ended June 30, 2018.

During the quarter ended June 30, 2019 the average balance of total loans receivable increased $30.3 million, compared to the quarter ended March 31, 2019, and increased by $123.7 million, compared to the same quarter one year ago. Total loan yield for the quarter ended June 30, 2019 was 5.39%, a decrease of one basis point from 5.40% for the quarter ended March 31, 2019, and a 28 basis point increase from 5.11% for the quarter ended June 30, 2018.

Contractual loan yields approximated 5.23% for the three months ended June 30, 2019, compared to 5.22% for the three months ended March 31, 2019, and 4.92% for the three months ended June 30, 2018. The increase in contractual loan yields, as compared to last year, was from pricing new loans at higher rates and variable loans repricing with the increase in the prime rate and to a lesser extent changes in the composition of the loan portfolio.

Deposit costs for the quarter ended June 30, 2019 were 0.66%, a decrease of two basis points from 0.68% for the quarter ended March 31, 2019, and a 26 basis point increase from the quarter ended June 30, 2018.  Wholesale-brokered deposits averaged $20.3 million for the quarter ended June 30, 2019 compared to $74.1 million for the quarter ended March 31, 2019.  This temporary increase resulted in an atypical increase in interest expense.  Without the increase in wholesale-brokered deposits, cost of deposits would have approximated 0.63% and 0.52% for the quarters ended June 30, 2019 and March 31, 2019, respectively.  Despite the significant decrease in wholesale-brokered deposit balances, market conditions and pressure to increase rates has increased the overall cost of deposits.

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the atypical wholesale-brokered deposits for the quarters ended June 30, 2019 and March 31, 2019 and the six months ended June 30, 2019, so each period could more easily be compared.  These adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

	Three months ended					Six months ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018

Return on average assets (1)	1.31%	1.14%	1.33%	1.18%	1.09%	1.23%	1.02%
Return on average assets, as adjusted (1,2)	1.34%	1.20%	1.33%	1.18%	1.09%	1.26%	1.02%
Return on average equity (1)	11.45%	10.25%	11.31%	10.59%	12.90%	10.86%	12.07%
Pre-tax, pre-provision return on average assets (1,3)	1.87%	1.66%	1.87%	1.71%	1.57%	1.77%	1.50%
Yield on earnings assets (1)	4.92%	4.82%	4.93%	4.62%	4.73%	4.87%	4.65%
Yield on loans receivable (1)	5.39%	5.40%	5.39%	5.12%	5.11%	5.39%	5.09%
Loan yield excluding fees (1)	5.23%	5.22%	5.15%	5.02%	4.92%	5.23%	4.90%
Cost of funds (1)	0.74%	0.76%	0.56%	0.53%	0.50%	0.75%	0.48%
Cost of funds, as adjusted (1,4)	0.71%	0.61%	0.56%	0.53%	0.50%	0.66%	0.48%
Cost of deposits (1)	0.66%	0.68%	0.47%	0.44%	0.40%	0.67%	0.38%
Cost of deposits, as adjusted (1,5)	0.63%	0.52%	0.47%	0.44%	0.40%	0.57%	0.38%
Net interest margin (1)	4.24%	4.13%	4.43%	4.13%	4.26%	4.19%	4.19%
Net interest margin, as adjusted (1,6)	4.38%	4.48%	4.43%	4.13%	4.26%	4.40%	4.19%
Noninterest expense to average assets (1)	3.06%	3.12%	3.12%	2.99%	3.15%	3.09%	3.12%
Noninterest expense to average assets, as adjusted (1,7)	3.12%	3.37%	3.12%	2.99%	3.15%	3.24%	3.12%
Efficiency ratio	62.05%	65.20%	62.54%	63.59%	66.77%	63.59%	67.50%
Loans receivable to deposits	97.39%	81.01%	95.56%	96.08%	94.12%	97.39%	94.12%
Loans receivable to deposits, as adjusted (8)	97.39%	97.44%	95.56%	96.08%	94.12%	97.39%	94.12%

(1) Annualized calculations shown for quarterly periods presented.

(2) Adjusted return on average assets is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is return on average assets.

(3) Pre-tax, pre-provision return on average assets is a non-GAAP measure that excludes the impact provision and income tax expense from return on average assets.  The most directly comparable GAAP measure is return on average assets.

(4) Adjusted cost of funds is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is cost of funds.

(5) Adjusted cost of deposits is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is cost of deposits.

(6) Adjusted net interest margin is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is net interest margin.

(7) Adjusted noninterest expense to average assets is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is noninterest expense to average assets.

(8) Adjusted loans receivable to deposits is a non-GAAP measure that excludes wholesale-brokered deposits on balance sheet. The most directly comparable GAAP measure is loans receivable to deposits.

Noninterest income was $2.1 million for the second quarter of 2019, an increase of $148,000 from $2.0 million for the first quarter of 2019, and an increase of $919,000 from $1.2 million for the comparable period one year ago. The increase compared to the prior quarter was primarily the result of $143,000 more in the income on sale of loans, $56,000 in additional wholesale banking service fees, and $55,000 more in deposit service charges and fees; these increases were partially offset by a decline in loan referral fees of $160,000.  The $919,000 increase over the quarter ended June 30, 2018 was largely due to fees earned from wholesale banking services that provided an additional $460,000 of income and an increase of $359,000 in loan referral fees.

Noninterest income was $4.1 million for the six months ended June 30, 2019, compared to $2.3 million for the six months ended June 30, 2018. The increase is primarily related to increased wholesale banking service fees of $906,000 and loan referral fee income, which is earned when a borrower enters into an interest rate swap agreement with a third party, totaled $1.1 million for the six months ended June 30, 2019, an increase of $862,000 from the same period last year.

Total noninterest expense for the current quarter decreased to $7.6 million from $7.7 million for the preceding quarter and increased 20.3% from $6.4 million from the comparable period one year ago. The decrease in expense from the quarter ended March 31, 2019 was largely due to a $116,000 reduction in legal and accounting fees.  Expenses from operating as a public company are higher in the first quarter as a result of the increased reporting that is done for year-end.  Other noninterest expense in the current quarter was $161,000 higher than the preceding quarter due to an $19,000 increase in service charges from the Federal Reserve Bank, which is related to the temporary increase in wholesale brokered deposits at the end of the first quarter of 2019, and therefore is not expected to continue at that level.  Other accounts that contributed to the increase in other noninterest expense during the quarter ended June 30, 2019 include subscription costs, bank examination expense, and operational losses, combined with some nonrecurring filing fees.  The increased expenses for the current quarter compared to the comparable quarter one year ago were largely due to increases in salary expenses. Full time equivalent employees at June 30, 2019 was 187, which was up 4.5% from the prior quarter and increased 10.0% from the quarter ended June 30, 2018. Staffing increases compared to the prior year are due to continued organic growth initiatives, and include increases in sales staff, including hiring new banking teams, staff for the Edmonds location opened in October 2018, and additional back office staffing to support the incremental increases in banking teams, wholesale banking activities and for operation as a public company.  Legal and professional fees increased by $163,000 over the second quarter of 2018, as a result of growth initiatives, credit actions, and operating as a public company.  Occupancy expense decreased $64,000 over the first quarter of 2019 and increased $126,000 over the second quarter of 2018.  Occupancy expense for the first quarter of 2019 was higher than the current quarter due to higher maintenance and repair costs.  Occupancy expense for the quarter ended June 30, 2019 was higher than the quarter ended June 30, 2018 largely as a result of expenses related to the opening of the Edmonds branch as well as the aforementioned increases in rent, implementation of the new lease accounting standard, and increases in depreciation and maintenance and repair. An increase in fees paid to directors and overall cost of increased staffing contributed to the $81,000 increase in director and staff expenses over the quarter ended June 30, 2018.

Total noninterest expense for the six months ended June 30, 2019 was $15.3 million, an increase of $2.9 million or 23.2% compared to the same period last year.  The increase is primarily attributable to $1.4 million in increased salary expense, as discussed above, an increase of $492,000 in legal and professional fees, largely due to expenses related to being a public company, and our wholesale banking activities, and an increase of $297,000 in occupancy expenses related to the addition of our Edmonds branch in October 2018.

The provision for income taxes was $113,000 more this quarter compared to the first quarter of 2019, and $285,000 more than the second quarter of 2018, as a result of increased taxable income.  The provision for income taxes was $552,000 more for the six months ended June 30, 2019 compared to the six months ended June 30, 2018 as a result of increased taxable income.  The Company uses a federal statutory tax rate of 21% as a basis for calculating provision for income taxes.

Balance Sheet

The Company’s total assets increased $78.9 million, or 8.3%, to $1.0 billion at June 30, 2019 from $952.1 million at December 31, 2018.  The primary cause of the increase was the $77.5 million in increased loans receivable. Additionally, the Company implemented the new lease accounting standard, which brought operating leases onto the balance sheet on January 1, 2019, and increased assets and liabilities $8.9 million and $9.1 million, respectively, as of June 30, 2019.  Total assets decreased 7.6% or $85.1 million from March 31, 2019 due to the $150.4 million decrease in wholesale-brokered deposits, which also decreased interest earning deposits with other banks.   As planned, these temporary funds were transferred out early in the second quarter.  This decrease was partially offset by a $54.4 million increase in loans receivable.

Total loans receivable, net of allowance for loan losses, increased $76.5 million, or 10.1%, to $835.0 million at June 30, 2019, from $758.5 million at December 31, 2018 and $142.8 million or 20.6% from $692.2 million at June 30, 2018.  The growth in loans receivable was due primarily to increases in commercial real estate loans of $41.7 million and $20.6 million in construction, land and land development loans over the quarter ended December 31, 2018 and an increase of $83.4 million in commercial real estate loans and $38.3 million in construction, land and land development loans over the quarter ended June 30, 2018.

The following table summarizes the loan portfolio at the periods indicated.

	As of
	June 30, 2019		December 31, 2018		June 30, 2018
(Dollars in thousands)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans	$101,110	11.9%	$90,390	11.8%	$89,284	12.7%
Real estate:
Construction, land and
land development	84,666	10.0	64,045	8.3	46,356	6.6
Residential	100,446	11.9	94,745	12.3	88,422	12.6
Commercial real estate	557,692	65.8	515,959	67.1	474,330	67.7
Consumer and other	2,893	0.4	3,584	0.5	2,670	0.4
Gross loans receivable	846,807	100.0%	768,723	100.0%	701,062	100.0%
Net deferred origination fees	(1,364)		(824)		(370)
Loans receivable	$845,443		$767,899		$700,692

Total deposits increased $64.5 million, or 8.0%, to $868.1 million at June 30, 2019 from $803.6 million at December 31, 2018.  The increase is largely due to a $58.7 million increase in core deposits.  During the six months ended June 30, 2019 noninterest bearing deposits increased $22.4 million, NOW and money market accounts increased $37.8 million, savings accounts decreased $1.5 million, wholesale-brokered deposits increased $3.6 million and time deposits increased $2.2 million.  Total deposits increased $123.7 million or 16.6% compared to June 30, 2018.

At June 30, 2019, wholesale-brokered deposits totaled $14.2 million compared to $164.6 million at March 31, 2019.  The Bank invested the cash from wholesale-brokered deposits into overnight funds.  Cash and cash equivalents at June 30, 2019 totaled $113.5 million compared to $257.7 million at March 31, 2019.  On April 9, 2019, the wholesale banking customer transferred $157.1 million in temporary wholesale-brokered deposits from the Bank to their deposit provider. This temporary increase in wholesale-brokered deposits was atypical, the result of an accommodation for a wholesale banking services customer, and is not expected to occur again.  Going forward, we expect wholesale-brokered deposits to average 1.0% - 3.0% of total deposits, based on current balance requirements and activity.

The following table summarizes the deposit portfolio at the periods indicated and breaks out wholesale-brokered deposits.

	As of
	June 30, 2019		December 31, 2018		June 30, 2018
(Dollars in thousands)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$315,890	36.4%	$293,525	36.5%	$259,449	34.9%
NOW and money market	387,758	44.7	349,952	43.6	336,666	45.2
Savings	51,120	5.9	52,572	6.5	48,509	6.5
Total core deposits	754,768	87.0	696,049	86.6	644,624	86.6
Wholesale brokered deposits	14,166	1.6	10,521	1.3	—	0.0
Time deposits less than $250,000	62,303	7.2	62,272	7.8	65,393	8.8
Time deposits $250,000 and over	36,907	4.2	34,772	4.3	34,451	4.6
Total deposits	$868,144	100.0%	$803,614	100.0%	$744,468	100.0%

Total shareholders’ equity increased $7.4 million since December 31, 2018.  The increase in shareholders’ equity was primarily due to $6.1 million net earnings in the last six months and a $1.1 million increase in additional other comprehensive income as a result of an increase in the value of our available for sale investment portfolio.

Capital Ratios

The Company and the Bank remain well capitalized at June 30, 2019, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines

Tier 1 leverage capital	11.00%	11.99%	5.00%
Tier 1 risk-based capital	12.27%	12.99%	8.00%
Common Equity Tier 1 risk-based capital	12.27%	13.37%	6.50%
Total risk-based capital	13.48%	15.70%	10.00%

Asset Quality

The allowance for loan losses was 1.24% of loans receivable at June 30, 2019 compared to 1.23% at December 31, 2018.  Provision for loan losses totaled $547,000 for the current quarter, $540,000 for the preceding quarter, and $392,000 for the same quarter in the prior year. Net charge-offs totaled $19,000 for the quarter ended June 30, 2019, compared to $32,000 for the quarter ended March 31, 2019 and $275,000 for the quarter ended June 30, 2018.

At June 30, 2019 our nonperforming assets were $1.6 million, or 0.16% of total assets, compared to $1.8 million or 0.19% of total assets at December 31, 2018, and $2.1 million, or 0.24% of total assets at June 30, 2018.  There were no repossessed assets or other real estate owned at June 30, 2019.

Nonperforming loans to loans receivable ratio was 0.19% at June 30, 2019, compared to 0.24% at December 31, 2018.  Commercial and industrial nonaccrual loans total $1.6 million at quarter end, and consist of five lending relationships.  A $1.3 million nonaccrual commercial real estate loan, also categorized as a troubled debt restructuring, was paid off during the second quarter of 2019, resulting in an overall decrease of nonperforming loans and nonperforming assets to total assets compared to December 31, 2018.

The following table details the Company’s nonperforming assets for the periods indicated.

	As of
	June 30,	December 31,	June 30,
(Dollars in thousands)	2019	2018	2018

Nonaccrual loans:
Commercial and industrial loans	$1,579	$493	$703
Real estate:
Construction, land and land development	-	-	-
Residential	69	72	75
Commercial real estate	-	-	-
Commercial real estate - troubled debt restructure	-	1,261	1,290
Consumer and other loans	-	-	-
Total nonaccrual loans	1,648	1,826	2,068
Total accruing loans past due 90 days or more	-	-	-
Total nonperforming loans	1,648	1,826	2,068
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$1,648	$1,826	$2,068
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.19%	0.24%	0.30%
Total nonperforming assets to total assets	0.16%	0.19%	0.24%

About Coastal Financial

Coastal Financial Corporation (NASDAQ: CCB) (the “Company”), is an Everett, Washington based bank holding company with Coastal Community Bank (the “Bank”), a full-service commercial bank, as its sole wholly-owned banking subsidiary.  The Bank operates through its 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  To learn more about Coastal Community Bank visit www.coastalbank.com .

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.

Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission.  These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	June 30,	March 31,	December 31,
	2019	2019	2018
Cash and due from banks	$18,735	$21,176	$16,315
Interest earning deposits with other banks	94,735	236,483	109,467
Investment securities, available for sale, at fair value	37,978	36,970	36,660
Investment securities, held to maturity, at amortized cost	4,403	1,247	1,262
Other investments	4,400	3,600	3,766
Loans receivable	845,443	791,072	767,899
Allowance for loan losses	(10,443)	(9,915)	(9,407)
Total loans receivable, net	835,000	781,157	758,492
Premises and equipment, net	12,933	13,017	13,167
Operating lease right-of-use assets	8,922	9,305	-
Accrued interest receivable	2,884	2,505	2,526
Bank-owned life insurance, net	6,783	6,735	6,688
Deferred tax asset, net	2,255	2,496	2,518
Other assets	1,996	1,399	1,249
Total assets	$1,031,024	$1,116,090	$952,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$868,144	$976,496	$803,614
Federal Home Loan Bank (FHLB) advances	20,000	-	20,000
Subordinated debt, net	9,972	9,968	9,965
Junior subordinated debentures, net	3,582	3,581	3,581
Deferred compensation	1,026	1,052	1,078
Accrued interest payable	298	343	279
Operating lease liabilities	9,098	9,471	-
Other liabilities	2,312	2,814	4,437
Total liabilities	914,432	1,003,725	842,954

SHAREHOLDERS’ EQUITY
Common stock	86,730	86,579	86,431
Retained earnings	30,104	26,829	24,021
Accumulated other comprehensive loss, net of tax	(242)	(1,043)	(1,296)
Total shareholders’ equity	116,592	112,365	109,156
Total liabilities and shareholders’ equity	$1,031,024	$1,116,090	$952,110

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three months ended
	June 30, 2019	March 31, 2019	June 30, 2018
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$10,917	$10,419	$8,778
Interest on interest earning deposits with other banks	652	808	236
Interest on investment securities	160	153	155
Dividends on other investments	75	14	62
Total interest and dividend income	11,804	11,394	9,231
INTEREST EXPENSE
Interest on deposits	1,420	1,436	712
Interest on borrowed funds	198	191	216
Total interest expense	1,618	1,627	928
Net interest income	10,186	9,767	8,303
PROVISION FOR LOAN LOSSES	547	540	392
Net interest income after provision for loan losses	9,639	9,227	7,911
NONINTEREST INCOME
Deposit service charges and fees	781	726	771
Wholesale banking service fees	502	446	42
Loan referral fees	473	633	114
Mortgage broker fees	111	85	69
Sublease and lease income	10	10	4
Gain (loss) on sale of loans	132	(11)	78
Other	123	95	135
Total noninterest income	2,132	1,984	1,213
NONINTEREST EXPENSE
Salaries and employee benefits	4,529	4,558	3,910
Occupancy	930	994	804
Data processing	499	529	492
Director and staff expenses	217	240	136
Excise taxes	180	165	134
Marketing	108	94	86
Legal and professional fees	293	409	130
Federal Deposit Insurance Corporation (FDIC) assessments	134	75	79
Business development	96	102	72
Other	657	496	511
Total noninterest expense	7,643	7,662	6,354
Income before provision for income taxes	4,128	3,549	2,770
PROVISION FOR INCOME TAXES	854	741	569
NET INCOME	$3,274	$2,808	$2,201

Basic earnings per share	$0.28	$0.24	$0.24
Diluted earnings per share	$0.27	$0.23	$0.24
Weighted average number of common shares outstanding:
Basic	11,895,026	11,884,107	9,265,153
Diluted	12,202,197	12,183,234	9,284,947

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$21,336	$16,967
Interest on interest earning deposits with other banks	1,460	491
Interest on investment securities	313	307
Dividends on other investments	89	73
Total interest and dividend income	23,198	17,838
INTEREST EXPENSE
Interest on deposits	2,856	1,358
Interest on borrowed funds	389	399
Total interest expense	3,245	1,757
Net interest income	19,953	16,081
PROVISION FOR LOAN LOSSES	1,087	893
Net interest income after provision for loan losses	18,866	15,188
NONINTEREST INCOME
Deposit service charges and fees	1,507	1,458
Wholesale banking service fees	948	42
Loan referral fees	1,106	244
Mortgage broker fees	196	106
Sublease and lease income	20	61
Gain on sale of loans	121	142
Other	218	267
Total noninterest income	4,116	2,320
NONINTEREST EXPENSE
Salaries and employee benefits	9,087	7,645
Occupancy	1,924	1,627
Data processing	1,028	971
Director and staff expenses	457	280
Excise taxes	345	258
Marketing	202	143
Legal and professional fees	702	210
Federal Deposit Insurance Corporation (FDIC) assessments	209	164
Business development	198	160
Other	1,153	963
Total noninterest expense	15,305	12,421
Income before provision for income taxes	7,677	5,087
PROVISION FOR INCOME TAXES	1,595	1,043
NET INCOME	$6,082	$4,044

Basic earnings per share	$0.51	$0.44
Diluted earnings per share	$0.50	$0.44
Weighted average number of common shares outstanding:
Basic	11,889,597	9,254,061
Diluted	12,192,647	9,266,613

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$106,353	$652	2.46%	$133,458	$808	2.46%	$50,750	$236	1.87%
Investment securities (1)	40,151	160	1.60	39,552	153	1.57	39,642	155	1.57
Other Investments	3,659	75	8.22	3,150	14	1.80	3,200	62	7.77
Loans receivable (2)	812,704	10,917	5.39	782,387	10,419	5.40	688,975	8,778	5.11
Total interest earning assets	$962,867	$11,804	4.92	$958,547	$11,394	4.82	$782,567	$9,231	4.73
Noninterest earning assets:
Allowance for loan losses	(10,025)			(9,623)			(8,522)
Other noninterest earning assets	49,594			48,145			36,277
Total assets	$1,002,436			$997,069			$810,322

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$550,777	$1,420	1.03%	$571,086	$1,436	1.02%	$464,133	$712	0.62%
Subordinated debt, net	9,970	146	5.87	9,966	145	5.90	9,955	147	5.92
Junior subordinated debentures, net	3,582	43	4.81	3,581	44	4.98	3,580	39	4.37
FHLB advances and other borrowings	1,542	9	2.34	297	2	2.73	5,972	30	2.01
Total interest bearing liabilities	$565,871	$1,618	1.15	$584,930	$1,627	1.13	$483,640	$928	0.77
Noninterest bearing deposits	308,739			288,049			255,615
Other liabilities	13,132			13,029			2,610
Total shareholders' equity	114,694			111,061			68,457
Total liabilities and
shareholders' equity	$1,002,436			$997,069			$810,322
Net interest income		$10,186			$9,767			$8,303
Interest rate spread			3.77%			3.69%			3.96%
Net interest margin (3)			4.24%			4.13%			4.26%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE

(Dollars in thousands; unaudited)

	For the Six Months Ended
	June 30, 2019			June 30, 2018
	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$119,830	$1,460	2.46%	$59,407	$491	1.67%
Investment securities (1)	39,853	313	1.58	39,679	307	1.56
Other Investments	3,406	89	5.27	3,057	73	4.82
Loans receivable (2)	797,629	21,336	5.39	671,867	16,967	5.09
Total interest earning assets	$960,718	$23,198	4.87	$774,010	$17,838	4.65
Noninterest earning assets:
Allowance for loan losses	(9,825)			(8,323)
Other noninterest earning assets	48,873			36,178
Total assets	$999,766			$801,865

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$560,875	$2,856	1.03%	$464,176	$1,358	0.59%
Subordinated debt, net	9,968	291	5.89	9,954	291	5.90
Junior subordinated debentures, net	3,581	87	4.90	3,580	74	4.17
FHLB advances and other borrowings	923	11	2.40	3,397	34	2.02
Total interest bearing liabilities	$575,347	$3,245	1.14	$481,107	$1,757	0.74
Noninterest bearing deposits	298,451			250,473
Other liabilities	13,080			2,724
Total shareholders' equity	112,888			67,561
Total liabilities and
shareholders' equity	$999,766			$801,865
Net interest income		$19,953			$16,081
Interest rate spread			3.73%			3.91%
Net interest margin (3)			4.19%			4.19%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Income Statement Data:
Interest and dividend income	$11,804	$11,394	$11,011	$9,894	$9,231
Interest expense	1,618	1,627	1,123	1,046	928
Net interest income	10,186	9,767	9,888	8,848	8,303
Provision for loan losses	547	540	425	508	392
Net interest income after
provision for loan losses	9,639	9,227	9,463	8,340	7,911
Noninterest income	2,132	1,984	1,601	1,546	1,213
Noninterest expense	7,643	7,662	7,185	6,610	6,354
Net income - pre-tax, pre-provision	4,675	4,089	4,304	3,784	3,162
Provision for income tax	854	741	824	674	569
Net income	3,274	2,808	3,055	2,602	2,201

	As of Period End or for the Three Month Period
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Balance Sheet Data:
Cash and cash equivalents	$113,470	$257,659	$125,782	$115,508	$91,449
Investment securities	42,381	38,217	37,922	37,039	37,317
Loans receivable	845,443	791,072	767,899	744,320	700,692
Allowance for loan losses	(10,443)	(9,915)	(9,407)	(9,111)	(8,540)
Total assets	1,031,024	1,116,090	952,110	917,029	850,922
Interest bearing deposits	552,254	680,249	510,089	488,743	485,019
Noninterest bearing deposits	315,890	296,247	293,525	285,979	259,449
Core deposits (1)	754,768	716,623	696,049	676,339	644,624
Total deposits	868,144	976,496	803,614	774,722	744,468
Total borrowings	33,554	13,549	33,546	33,542	33,537
Total shareholders’ equity	116,592	112,365	109,156	105,276	69,490

Share and Per Share Data (2):
Earnings per share – basic	$0.28	$0.24	$0.26	$0.23	$0.24
Earnings per share – diluted	$0.27	$0.23	$0.25	$0.22	$0.24
Dividends per share	-	-	-	-	-
Book value per share (3)	$9.79	$9.44	$9.18	$8.86	$7.47
Tangible book value per share (4)	$9.79	$9.44	$9.18	$8.86	$7.47
Weighted avg outstanding shares – basic	11,895,026	11,884,107	11,877,261	11,338,320	9,265,153
Weighted avg outstanding shares – diluted	12,202,197	12,183,234	12,166,250	11,609,978	9,284,947
Shares outstanding at end of period	11,908,185	11,902,715	11,893,203	11,886,473	9,298,553
Stock options outstanding at end of period	791,267	804,117	688,312	682,190	707,460

	As of Period End or for the Three Month Period
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Credit Quality Data:
Nonperforming assets to total assets	0.16%	0.12%	0.19%	0.27%	0.24%
Nonperforming assets to loans receivable and OREO	0.19%	0.17%	0.24%	0.34%	0.30%
Nonperforming loans to total loans receivable	0.19%	0.17%	0.24%	0.34%	0.30%
Allowance for loan losses to nonperforming loans	633.7%	754.6%	515.2%	361.40%	412.96%
Allowance for loan losses to total loans receivable	1.24%	1.25%	1.23%	1.22%	1.22%
Gross charge-offs	$22	$34	$134	$6	$281
Gross recoveries	$3	$2	$5	$69	$6
Net charge-offs (recoveries) to average loans (5)	0.01%	0.02%	0.07%	(0.03%)	0.16%

Capital Ratios (6):
Tier 1 leverage capital	11.99%	11.57%	12.46%	12.60%	9.21%
Tier 1 risk-based capital	12.99%	13.66%	14.13%	14.17%	10.24%
Common equity Tier 1 risk-based capital	13.37%	13.24%	13.70%	13.72%	9.76%
Total risk-based capital	15.70%	16.06%	16.58%	16.65%	12.82%

(1) Core deposits are defined as all deposits excluding wholesale-brokered and time deposits.
(2) Share and per share amounts are based on total common shares outstanding, which includes common stock and nonvoting common stock.

(3) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares, which includes common stock and nonvoting common stock, at the end of each period.

(4) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares, which includes common stock and nonvoting common stock, at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(5) Annualized calculations.
(6) Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures in addition to results presented in accordance with GAAP. These measures include the following:

“Adjusted return on average assets” is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is return on average assets.

“Adjusted cost of funds” is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is cost of funds.

“Adjusted cost of deposits” is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is cost of deposits.

“Adjusted net interest margin” is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is net interest margin.

“Adjusted noninterest expense to average assets” is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is noninterest expense to average assets.

“Adjusted loans receivable to deposits” is a non-GAAP measure that excludes wholesale-brokered deposits on balance sheet. The most directly comparable GAAP measure is loans receivable to deposits.

The Company also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended		As of and for the Six Months Ended
(Dollars in thousands)	June 30, 2019	March 31, 2019	June 30, 2019
Adjusted return on average assets:
Total average assets	$1,002,436	$997,069	$999,766
Less: average wholesale-brokered deposits	20,252	74,116	47,035
Adjusted total average deposits and borrowings	$982,184	$922,953	$952,731
Total net income	$3,274	$2,808	$6,082
Less: fees earned on servicing wholesale-brokered deposits	36	78	114
Adjusted net income	$3,238	$2,730	$5,968
Adjusted return on average assets:	1.34%	1.20%	1.26%
Adjusted cost of funds:
Total average deposits and borrowings	$874,610	$872,979	$873,798
Less: average wholesale-brokered deposits	20,252	74,116	47,035
Adjusted total average deposits and borrowings	$854,358	$798,863	$826,763
Total interest expense	$1,618	$1,627	$3,245
Less: interest expense on wholesale-brokered deposits	116	435	551
Adjusted interest expense	$1,502	$1,192	$2,694
Adjusted cost of funds:	0.71%	0.61%	0.66%
Adjusted cost on deposits:
Total average deposits	$859,516	$859,135	$859,326
Less: average wholesale-brokered deposits	20,252	74,116	47,035
Adjusted total average deposits	$839,264	$785,019	$812,291
Interest expense on deposits	$1,420	$1,436	$2,856
Less: interest expense on wholesale-brokered deposits	116	435	551
Adjusted interest expense on interest bearing deposits	$1,304	$1,001	$2,305
Adjusted cost of deposits:	0.63%	0.52%	0.57%
Adjusted net interest margin:
Total average interest earning assets	$962,867	$958,547	$960,718
Less: average wholesale-brokered deposits held in cash	20,252	74,116	47,035
Adjusted total average interest earning assets	$942,615	$884,431	$913,683
Total net interest income	$10,186	$9,767	$19,953
Less: interest income earned wholesale-brokered deposits held in cash	116	435	551
Plus: interest expense on wholesale-brokered deposits	116	435	551
Adjusted net interest income	10,186	9,767	19,953
Adjusted net interest margin:	4.38%	4.48%	4.40%
Adjusted noninterest expense to average assets:
Total average assets	$1,002,436	$997,069	$999,766
Less: average wholesale-brokered deposits	20,252	74,116	47,035
Adjusted total average assets	$982,184	$922,953	$952,731
Total noninterest expense	$7,643	$7,662	$15,305
Adjusted noninterest expense to average assets:	3.12%	3.37%	3.24%

	As of and for the Three Months Ended		As of and for the Six Months Ended
(Dollars in thousands)	June 30, 2019	March 31, 2019	June 30, 2019
Adjusted loans receivable to deposits (1):
Total loans receivable	n/a	$791,072	n/a
Total deposits	n/a	976,496	n/a
Less: wholesale-brokered deposits	n/a	164,604	n/a
Total deposits, less wholesale-brokered deposits	n/a	$811,892	n/a
Adjusted loans receivable to deposits:	n/a	97.44%	n/a

(1) Adjusted loans receivable to deposits is only presented for periods that include atypically large wholesale-brokered deposits as of the end of the period presented.